Exhibit 5.5

McGuireWoods LLP 77 West Wacker Drive Suite 4100 Chicago, IL 60601-1818 Phone: 312.849.8100 Fax: 312.849.3690 www.mcguirewoods.com

April 12, 2017

Quorum Health Corporation

1573 Mallory Lane

Brentwood, Tennessee 37027

Re:	Offer and exchange of 11.625% Senior Notes due 2023 of Quorum Health Corporation

Ladies and Gentlemen:

We are delivering this opinion letter at the request of Quorum Health Corporation, a Delaware corporation (the “Company”), and we have acted as special counsel to the Illinois entities listed on Schedule 1 to this opinion letter (each such Illinois entity, an “Illinois Guarantor”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $400,000,000 aggregate principal amount of the Company’s 11.625% senior notes due 2023 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future domestic subsidiaries, including the Illinois Guarantors. The Exchange Notes are to be issued pursuant to the Indenture (the “Original Indenture”) dated as of April 22, 2016, among the Company, the guarantors party thereto, and Regions Bank, as trustee (the “Trustee”), as supplemented by the first Supplement Indenture dated as of April 29, 2016, by and among the Company, the guarantors party thereto, and the Trustee (the “First Supplemental Indenture”), and the second Supplemental Indenture dated as of December 28, 2016, by and among the Company, the guarantors party thereto, and the Trustee (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, collectively, the “Indenture”). The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 11.625% senior notes due 2023 in accordance with the terms of the Registration Rights Agreement (the “Original Registration Rights Agreement”) dated as of April 22, 2016, by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as representative of the parties named therein as the Initial Purchasers, the related Registration Rights Joinder dated as of April 29, 2016, by and among the

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Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

Company, the guarantors party thereto, and Credit Suisse (the “First Joinder”), and the related Registration Rights Joinder dated as of December 28, 2016, by and among the Company, the guarantors party thereto, and Credit Suisse (the “Second Joinder” and, together with the Original Registration Rights Agreement and the First Joinder, collectively, the “Registration Rights Agreement”).

In connection with this opinion letter, we have examined the following documents (collectively, the “Exchange Notes Documents”):

(a) an executed copy of the Registration Rights Agreement;

(b) an executed copy of the Indenture;

(c) the form of Exchange Notes;

(d) the Registration Statement; and

(e) the prospectus contained within the Registration Statement.

In addition, we have examined and relied upon the following:

(i) with respect to each Illinois Guarantor, articles of incorporation or articles of formation, as applicable, of that Illinois Guarantor, as certified by the Secretary of State of the State of Illinois on the date set forth therein;

(ii) with respect to each Illinois Guarantor, a certificate with respect to various factual matters signed by an officer of that Illinois Guarantor and dated the date of this opinion letter (that certificate, the “Officers’ Certificate”), certifying in each instance as to, among other things, (A) true, complete, and correct copies of the by-laws, operating agreement, or similar governing document, as applicable, of that Illinois Guarantor (those governing documents, together with the articles of incorporation and articles of formation described in the preceding clause (i), collectively, the “Organizational Documents”); and (B) true, complete, and correct resolutions of the board of directors, member, or other governing body, as applicable, of that Illinois Guarantor authorizing the execution and delivery of that Illinois Guarantor’s guarantee of the Exchange Notes and the performance of its obligations thereunder;

(iii) with respect to each Illinois Guarantor, a certificate of good standing, dated the date set forth opposite that Illinois Guarantor’s name in Schedule 1 to this opinion letter, for that Illinois Guarantor issued by the Secretary of State of the State of Illinois (each, a “Certificate of Good Standing”); and

(iv) such other corporate and other organizational documents and records of the Company and the Illinois Guarantors, and such certificates of public officials and such other matters, as we have deemed necessary or appropriate for purposes of this opinion letter.

Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

In rendering the opinions set forth in this opinion letter, we have, with your consent, relied only upon examination of the documents described above and have made no independent verification or investigation of the factual matters set forth in this opinion letter. We did not participate in the negotiation or preparation of the Exchange Notes Documents and have not advised the Company or the Illinois Guarantors with respect to any such documents or transactions contemplated thereby.

For all purposes of the opinions expressed in this opinion letter, we have assumed, without independent investigation, the following:

(a) Factual Matters. As to all questions of fact material to this opinion letter that have not been independently established, we have relied upon the Officers’ Certificate and other certificates or comparable documents of officers and representatives of the Company and the Illinois Guarantors and have assumed that all such matters remain true and correct through the date of this opinion letter and that all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete, and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c) Organizational Status, Power and Authority, and Legal Capacity of Certain Parties. All parties to documents covered by this opinion letter are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver, and perform those documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumptions are made as to the Illinois Guarantors. All individuals signing the documents covered by this opinion letter have the legal capacity to execute those documents.

(d) Authorization of Documents by Certain Parties. All of the documents covered by this opinion letter and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other action on the part of the parties thereto, except that no such assumptions are made as to the Illinois Guarantors.

(e) Documents Binding on Certain Parties. All of the documents covered by this opinion letter and the documents required or permitted to be delivered thereunder are (or, when executed and delivered, will be) valid and binding obligations enforceable against the parties thereto in accordance with their terms.

Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

(f) Noncontravention. Neither the execution and delivery of the Exchange Notes Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement, or other similar organizational documents of any such party, except that no such assumption is made with respect to any Illinois Guarantor as to its Organizational Documents; (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to any Illinois Guarantor as to any applicable law (as described in qualification paragraph (a) below); or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(g) Governmental Approvals. All consents, approvals, and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the documents covered by this opinion letter by the parties thereto and to the consummation by those parties of the transactions contemplated by those documents have been obtained or made.

(h) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress, or undue influence in connection with the transactions contemplated by the documents covered by this opinion letter. There are no oral or written statements or agreements that modify, amend, or vary (or purport to modify, amend, or vary) any of the terms of the documents covered by this opinion letter.

We express no opinion with respect to the following matters:

(a) Enforceability. The validity, binding effect, or enforceability of any documents covered by this opinion letter.

(b) Certain Laws. Any law, rule, or regulation that, as a matter of customary practice, is understood to be covered by an opinion only when the opinion refers to it expressly, including, without limitation, the following laws and regulations promulgated thereunder: securities and Blue Sky laws; local or municipal laws; pension and employee benefit laws; tax laws; health and occupational safety laws; environmental laws; antitrust and unfair competition laws; and laws governing specially regulated industries or specially regulated products or substances.

Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

The opinions set forth in this opinion letter are subject to the following additional qualifications and limitations:

(a) Applicable Law. The opinions set forth in this opinion letter are limited to the laws of the State of Illinois as in effect on the date of this opinion letter, and we do not express any opinion concerning the laws of any other jurisdiction, including federal law.

(b) Effect of Certain Laws. The opinions set forth in this opinion letter are subject to and limited by (i) applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers, and equitable subordination), reorganization, moratorium, and other similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Noncontravention and Governmental Approvals. With respect to the opinions expressed in opinion paragraph 3(b) below, (i) our opinions are limited to our review of only those statutes and regulations of applicable law (as described in qualification paragraph (a) above) that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Notes Documents and to business organizations generally; and (ii) we express no opinion whether performance by any Illinois Guarantor of its obligations under the Exchange Notes Documents (other than (A) any payment obligation, (B) any guarantee by that Illinois Guarantor of payment obligations of other persons under any Exchange Notes Documents, or (C) any obligation to deliver financial information to the Trustee) would violate any applicable law (as described in qualification paragraph (a) above). We express no opinion whether any consent, approval or authorization of, or filing with, any governmental authority is required for the performance by any Illinois Guarantor of its obligations under the Exchange Notes Documents.

Subject to the assumptions, exceptions, and limitations set forth in this opinion letter, it is our opinion that:

1. Based solely upon its Certificate of Good Standing, each Illinois Guarantor is validly existing and in good standing under the laws of the State of Illinois as of the date set forth in its Certificate of Good Standing.

2. Each Illinois Guarantor has the requisite corporate or limited-liability-company power and authority to execute, deliver, and perform the terms and provisions of the Indenture (including its guarantee of the Exchange Notes) and has taken all necessary corporate or limited-liability-company, as applicable, action to authorize the execution, delivery, and performance thereof.

3. Neither the execution and delivery by any Illinois Guarantor of the Indenture, nor the performance by that Illinois Guarantor of its obligations thereunder (including guaranteeing the

Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

Exchange Notes), (a) violates any provision of the Organizational Documents of that Illinois Guarantor; or (b) violates any statute or regulation of applicable law (as described in qualification paragraph (a) above) that, in each case, is applicable to that Illinois Guarantor.

The foregoing opinions are being furnished only to the Company and only for the purpose referred to in the first paragraph of this opinion letter, and this opinion letter is not to be furnished to any other person or entity or used or relied upon by any other person or for any other purpose without our prior written consent.

The opinions set forth in this opinion letter are made as of the date of this opinion letter, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts that might change the opinions expressed in this opinion letter. Headings in this opinion letter are intended for convenience of reference only and do not affect its interpretation.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MCGUIREWOODS LLP

Quorum Health Corporation (re: Exchange Notes)

April 12, 2017

SCHEDULE 1

to Opinion Letter

Illinois Guarantors

Name of Illinois Guarantor	State of Organization	Date of Certificate of Good Standing

Anna Hospital Corporation	Illinois	April 11, 2017

Galesburg Hospital Corporation	Illinois	April 11, 2017

Granite City Hospital Corporation	Illinois	April 11, 2017

Granite City Illinois Hospital Company, LLC	Illinois	April 11, 2017

Marion Hospital Corporation	Illinois	April 11, 2017

Red Bud Hospital Corporation	Illinois	April 11, 2017

Red Bud Illinois Hospital Company, LLC	Illinois	April 11, 2017

Waukegan Hospital Corporation	Illinois	April 11, 2017

Waukegan Illinois Hospital Company, LLC	Illinois	April 11, 2017